Exhibit 99.1

Trovagene Releases Clinical Study Results for the Detection and Monitoring of KRAS Mutations in Circulating Tumor DNA of Colorectal Cancer Patients

Data presented at the EORTC-NCI-AACR International Symposium Demonstrate High Sensitivity and Strong Quantitative Performance with Trovagene’s Precision Cancer Monitoring Platform

Barcelona, SPAIN — November 20, 2014 — Trovagene, Inc., (NASDAQ:  TROV) a developer of cell-free molecular diagnostics, announced today clinical study results highlighting the Company’s ability to detect and quantitate KRAS mutations in blood and urine samples from patients with advanced colorectal cancer. The data, generated using Trovagene’s Precision Cancer Monitoring technology, show that quantitative changes of mutational signals in blood and urine are highly correlated and further establish the clinical applicability of a simple urine sample for cancer monitoring. Trovagene’s Chief Scientific Officer, Mark Erlander, Ph.D., presented the study results at the EORTC-NCI-AACR International Symposium on Molecular Targets and Therapeutics Meeting in Barcelona, Spain.

“We have previously shown that our highly sensitive and quantitative assay technology is suitable for monitoring patients with BRAF-associated malignancies,” stated Mark Erlander, Ph.D., chief scientific officer of Trovagene. “With these new results, we have demonstrated the applicability of our platform for the monitoring of KRAS mutations in colorectal cancer patients. Additional data analysis from this study is expected to become available in mid-2015, which should support the commercial adoption of our Precision Cancer Monitoring solution in this clinical setting.”

Clinical study details and results

Archived, matched plasma and urine samples (stored between 3-5 years prior to circulating tumor DNA [ctDNA] extraction) from 20 treatment naïve, advanced cancer patients with known KRAS mutations in tumor tissue were used in a retrospective setting for a blinded pilot study. Trovagene’s platform technology, specifically its quantitative KRAS mutation assay, was used to analyze patient specimens and compare KRAS mutational status in urine, blood, and tissue samples. Results showed a highly correlated response. Of the blinded retrospective plasma ctDNA samples evaluated, 95% displayed the KRAS mutation concordant with tumor tissue, and for evaluable urine samples in the study, 92% displayed the KRAS mutation concordant with tumor tissue. The majority of patients in the study underwent surgery and received neo-adjuvant or adjuvant therapy, and serial monitoring of KRAS mutations using Trovagene’s assay showed a clear correlation between blood and urine samples. An estimated analytical limit of

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detection of 7 copies per ~100,000 genome equivalents, or 0.0067% was observed in the study, demonstrating very high analytical sensitivity. Analysis of the association between the dynamics of mutant KRAS load, and changes in clinical status is ongoing.

“Our proven ability to monitor KRAS mutations in colorectal cancer is another step forward for our technology, and is also the first of several major cancer indications in which we anticipate to demonstrate clinical utility with our assay platform in the coming year,” said Antonius Schuh, Ph.D., chief executive officer of Trovagene. “We have multiple ongoing studies that are on track to yield clinical results in 2015 for the detection and monitoring of driver mutations in pancreatic, colorectal, lung and skin cancers. We look forward to presenting and publishing these data as they become available.”

About The Role of KRAS Mutations In the Diagnosis and Treatment of Colorectal Cancer

Somatic KRAS mutations are found at high rates in patients diagnosed with colon cancer, pancreatic cancer, lung cancer, and leukemias. In metastatic colorectal cancer, a number of large studies have shown that EGFR-inhibiting drugs, such as cetuximab (Erbitux®) and panitumumab (Vectibix®), can be significantly effective in patients with KRAS wild-type (non-mutant) tumors. In the Phase III CRYSTAL study, published in 2009, patients with the wild-type KRAS gene treated with Erbitux® plus chemotherapy showed a response rate of up to 59% compared to those treated with chemotherapy alone. Patients with the KRAS wild-type gene also showed a 32% decrease in the risk of disease progression compared to patients receiving chemotherapy alone. Conversely, KRAS mutations are highly predictive of a poor response to these drugs in the treatment of colorectal cancer. Currently, the most reliable way to predict whether a colorectal cancer patient will respond to one of the EGFR-inhibiting drugs is to test for certain “activating” mutations in the gene that encodes KRAS, which occurs in 30%-50% of colorectal cancers. Studies show patients whose tumors express the mutated version of the KRAS oncogene will not respond to cetuximab or panitumumab. Importantly, the emergence of KRAS mutations is a frequent driver of acquired resistance to anti-EGFR therapy in colorectal cancers. Therefore, monitoring patients for the emergence of KRAS mutant clones prior to the detection of progression using radiographic scans can be critical for determining early resistance and for the reassessment of therapy in this clinical situation. Clinical research suggests that early initiation of a MEK inhibitor can be a rational strategy for delaying or reversing drug resistance due to the emergence of KRAS mutations.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA and RNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s Precision Cancer Monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone
Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

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